Exhibit 99.4

[on Deutsche Bank Securities Inc.’s letterhead]

June 17, 2013

Board of Directors

Warner Chilcott plc

1 Grand Canal Square

The Docklands

Dublin 2, Ireland

Re:	Initially Filed Registration Statement on Form S-4 of Actavis Limited

Lady and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated May 19, 2013, to the Board of Directors of Warner Chilcott plc as Annex G to the joint proxy statement/prospectus forming part of the Registration Statement on Form S-4 of Actavis Limited to be filed on June 18, 2013 (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “Summary—Opinion of Warner Chilcott’s Financial Advisor”, “The Transaction—Background of the Transaction”, “The Transaction—Recommendation of the Warner Chilcott Board of Directors and Warner Chilcott’s Reasons for the Transaction”, “The Transaction—Warner Chilcott and Actavis Unaudited Prospective Financial Information” and “The Transaction—Opinion of Warner Chilcott’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.